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                                                                 EXHIBIT (a)(14)


                               PERKINS PAPERS LTD.
                            PERKINS ACQUISITION CORP.





                                                                October 26, 2000



Mr. James A. Wyant
132 Brock Crescent
Pointe-Claire, Quebec H9R 3B8


         Re:  Tender Offer for all outstanding shares of Common
              Stock of Wyant Corporation (the "Tender Offer")
              -----------------------------------------------

Dear Mr. Wyant:

     As we have discussed, Perkins Papers Ltd. and Perkins Acquisition Corp. (the "Perkins Companies") wish to proceed with their acquisition of Wyant Corporation (the "Company") pursuant to the Tender Offer, but at a lower overall price to the Perkins Companies to reflect the "accounting irregularities" announced by the Company in its press release dated October 2, 2000.

     You and the Perkins Companies, with the agreement of the Company and your family members John Derek Wyant, Lynne Ellen Emond and the Estate of Gerald W. Wyant (the "Family Members"), have agreed to accomplish the foregoing as follows:

     1. The Stock Purchase Agreement dated August 30, 2000 between you and the Family Members as sellers and the Perkins Companies as purchasers shall be amended, effective upon the complete execution hereof, by deleting "$4.00" in the penultimate sentence of section 3.2.1 thereof, and substituting in lieu thereof "$3.51". Except as so amended the Stock Purchase Agreement shall remain in full force and effect as written.

     2. The Employment Agreement, as amended, between you as employee and the Company as employer shall be amended, effective following the complete execution hereof and immediately prior to the closing of the Tender Offer, by reducing the amounts to be paid to you thereunder as a result of the change in control of the Company as a result of the closing of the Tender Offer, resulting in a payment to you of C$130,667. As so amended the Employment Agreement and your

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Mr. James A. Wyant
October 26, 2000
Page 2


employment thereunder shall be terminated upon such change in control and the payment to you of such C$130,667. Thereafter you and your wife shall be entitled to the continuation of benefits pursuant to the Company's policies in such regard for retired senior executives, and you shall be entitled to assume the lease on the automobile currently provided to you by the Company. In addition, your sister Lynne Ellen Emond and the widow of your late father, Paula Tepper-Wyant, shall continue to receive the group health benefits currently being provided to them by the Company.

     3. Each of the parties hereto shall deliver or cause to be delivered at such times and places as shall be reasonably necessary or desirable such additional instruments and other documents, and shall take such other action, as the other parties may reasonably request for the purpose of carrying out the transactions contemplated in this letter agreement.

     4. The parties shall proceed with the Tender Offer pursuant to its terms as contained in the Agreement and Plan of Merger dated as of August 30, 2000 and the other agreements and documents related thereto, and any impact of the aforementioned "accounting irregularities" shall be disregarded for purposes of whether any representation or warranty shall have been breached or condition not satisfied in such Agreement and Plan of Merger.


     5. This letter agreement is subject to obtaining from the U.S. Securities and Exchange Commission an exemption from, or no action letter with respect to, the provisions of Rule 14e-5 under the Securities Exchange Act of 1934, as amended.

                                               Very truly yours,

                                               PERKINS PAPERS LTD.


                                               By:_________________________
                                               Name:  Suzanne Blanchet
                                               Title: President and CEO


                                               PERKINS ACQUISITION CORP.


                                               By:_________________________
                                               Name:  Suzanne Blanchet
                                               Title: President


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Mr. James A. Wyant
October 26, 2000
Page 3



AGREED:

JAMES A. WYANT


___________________________


JOHN DEREK WYANT



___________________________


LYNNE ELLEN EMOND


___________________________


ESTATE OF GERALD W. WYANT


By:_________________________
Name:  Paula Tepper-Wyant
Title: Co-Executor

By:_________________________
Name:  Thomas R.M. Davis, Esq.
Title: Co-Executor


WYANT CORPORATION


By:_________________________
Name:  Donald MacMartin
Title: Chairman and CEO